As filed with the Securities and Exchange Commission on February 3, 2026

Registration No. 333-

Registration No. 333- 215797

Registration No. 333-277639

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215797

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277639

UNDER THE SECURITIES ACT OF 1933

REV Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware		26-3013415
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

245 South Executive Drive, Suite 100 Brookfield, WI 53005 (414) 290-0190
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan Allied Specialty Vehicles, Inc. 2010 Long-Term Incentive Plan (Full titles of the plans)
Scott J. Posner, Esq Vice President and Secretary 301 Merritt 7, 4th Floor Norwalk, Connecticut 06851 (203) 222-7170
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

REV Group, Inc. (the “Registrant”) is filing post-effective amendments (“Post-Effective Amendments”) to the following registration statements on Form S-8 (the “Registration Statements”) to deregister any and all unsold securities as of the date hereof originally registered by the Registrant pursuant to its Registration Statements:

Registration Statement No. 333-215797, filed with the Securities and Exchange Commission (the “Commission”) on January 27, 2017, with respect to (i) 8,000,000 shares of common stock, par value $0.001 (“Common Stock”), issuable under the REV Group, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”) and (ii) an aggregate of 3,500,819 shares of Common Stock, issuable under the Allied Specialty Vehicles, Inc. 2010 Long-Term Incentive Plan.

Registration Statement No. 333-277639, filed with the Commission on March 4, 2024, with respect to 1,112,000 shares of Common Stock under the 2016 Plan.

On February 3, 2026, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 29, 2025, by and among the Registrant, Terex Corporation, a Delaware Corporation (“Terex”), Tag Merger Sub 1 Inc., a Delaware corporation and a direct wholly owned subsidiary of Terex (“Merger Sub 1”), and Tag Merger Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Terex (“Merger Sub 2”), Merger Sub 1 merged with and into the Registrant (the “First Merger”), and immediately following the First Merger, the Registrant merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving company in the Second Merger as a wholly owned, direct subsidiary of Terex.

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. The Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration, by means of the Post-Effective Amendments, any and all of the securities registered under the Registration Statements that remained unsold as of the date hereof. The Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwalk, State of Connecticut on February 3, 2026.

REV Group, Inc.

/s/ Scott J. Posner, Esq.
Scott J. Posner, Esq. Vice President and Secretary

No other person is required to sign the Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.